CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made as of May 2, 2022 (the “Effective Date”), by and between iBio, Inc., a Delaware corporation, with a principal place of business at 8800 HSC Parkway, Bryan, Texas 77807 (the “Company”), and Randy J. Maddux (“Consultant” and together with Company, the “Parties”).

R E C I T A L S

WHEREAS, Company is a biotechnology and biomanufacturing company, developing therapeutics, vaccines, and biomaterials in addition to providing process development services, biomanufacturing services and consulting services to its clients;

WHEREAS, Consultant has developed substantial expertise in a broad array of biopharmaceutical areas including operations, product and process development, quality, regulatory affairs, business development, and platform technologies, and is willing to use this expertise and knowledge to provide consulting services to the Company; and

WHEREAS, Company wishes to engage the services of Consultant to provide the services set forth below and Consultant wishes to provide such services.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants set forth below, the parties, intending to be legally bound, agree as follows:

A G R E E M E N T

1.	Consulting Services; Scope of Work. Company hereby engages Consultant to provide consulting services in his or her fields of expertise and knowledge related to the technologies and product development objectives of the Company (collectively, the “Services”) as more specifically set forth in one or more consecutively numbered Scopes of Work (each, in the form attached hereto as Exhibit A, a “Scope of Work” or “SOW” to this Agreement. Each SOW is hereby incorporated into this Agreement by this reference. The terms of this Agreement shall prevail over and govern to the extent of any conflicting or inconsistent terms and conditions in any SOW unless the SOW specifically states that a particular provision in said SOW shall prevail over and govern a certain provision in this Agreement.
2.	Hours; Location. Consultant shall provide Company with up to forty (40) hours of Services per month. All of Consultant’s Services may be performed remotely; provided, however from time-to-time, Consultant agrees to attend conferences, meetings or perform Services at the Company’s place of business (Bryan, Texas or San Diego, California), upon the reasonable request the Company, or at any other location as agreed to by the Parties.
3.	Consulting Fees; Expenses. In consideration for the Services, Company shall pay to Consultant fees based on the rates described in the applicable SOW. Company shall pay for such Services within forth-five (45) days following the end of each month. Company is under no

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obligation to pay Consultant for any Services performed beyond the scope authorized under a Services Description or for any Service performed without a SOW. In addition, Consultant shall be entitled to reimbursement of (i) postage, courier services, printing and reproduction expenses necessarily incurred in connection with the Services and (ii) travel related expenses reasonably incurred in connection with the performance of Services that are pre-approved in writing (e-mail shall satisfy this requirement). Expenses related to travel shall be limited to round trip coach class air transportation, standard-sized rental cars and other regular ground transportation, moderately priced hotels, and reasonable and appropriate meals (and excluding alcoholic beverages). Consultant shall submit to the Company actual receipts to substantiate all such expenses.
4.	Consultant’s Representations and Warranties.Consultant hereby represents and warrants as follows:
4.1	Consultant has the qualifications, licenses (if any are required by law or necessary to perform the Services) and ability to perform the Services in a professional manner, without the advice, control, or supervision of the Company.
4.2	the performance of the Services by Consultant will not violate any patent, copyright or other proprietary right of any third party.
4.3	Consultant will perform and deliver the Services in accordance with all applicable laws, ordinances, requirements, directions, rules, statutes, regulations or lawful orders of any governmental authority or agency.
4.4	Consultant is not a party to any agreement which prohibits, and is not otherwise prohibited from, performing and delivering the Services.
5.	Indemnification. Consultant agrees to indemnify, save and hold harmless Company from and against any and all losses, expenses (including, but not limited to, payroll and income taxes and attorneys’ fees), damages, claims, suits, demands, judgments, and causes of action of any nature arising from or as a result of (i) the failure of Consultant to comply with any term or condition of this Agreement, (ii) the breach of any representation or warranty given or made by Consultant, or (iii) any claim or action for actual or alleged infringement of any patent, copyright or other proprietary right of any third party.

Company agrees to indemnify and hold Consultant harmless from and against any liabilities, losses and expenses, including legal fees, associated with (iv) the failure of Company to comply with any term or condition of this Agreement; or (v) any claim or action for actual or alleged infringement of any patent, copyright or other proprietary right of any third party.

This Section 5 shall survive expiration or termination of the Agreement and any amendments hereto.

6.	Proprietary Rights.
6.1	During the course of performing the Services, Consultant may, independently or in conjunction with Company, develop information, produce work product, or achieve other results for Company in connection with the Services it and its employees performs for Company. Consultant agrees that such information, work product, and other results and information developed by Consultant (or its employees performing Services hereunder) and/or Company in connection

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with such Services (hereinafter referred to collectively as the “Work Product”) shall, to the extent permitted by law, be a “work made for hire” within the definition of Section 101 of the Copyright Act (17 U.S.C. § 101), and shall remain the sole and exclusive property of Company. To the extent any Work Product is not deemed to be a work made for hire within the definition of the Copyright Act, Consultant on behalf of itself and its employees performing Services hereunder, with effect from creation of any and all Work Product, hereby assigns, and agrees to assign, to Company all right, title and interest in and to such Work Product, including but not limited to copyright, all rights subsumed thereunder, and all other intellectual property rights, including all extensions and renewals thereof. Consultant further agrees to provide all assistance reasonably requested by Company, both during and subsequent to the Term of this Agreement, in the establishment, preservation and enforcement of Company’s rights in the Work Product. Upon the termination of this Agreement, Consultant agrees to, and will cause its employees performing Services hereunder to deliver promptly to Company all printed, electronic, audio-visual, and other tangible manifestations of the Work Product, including all originals and copies thereof. Consultant for itself and on behalf of its employees performing Services hereunder hereby irrevocably waives any and all moral rights relating to the Work Product, including but not limited to, any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use, and subsequent modifications.
6.2	Consultant agrees with Company that s/he will promptly disclose, in writing to the Company, all inventions, discoveries, concepts, ideas, developments, improvements and innovations, and all expressions of any of the foregoing, whether or not patentable, conceived, developed or first reduced to practice in whole or in part by Consultant, whether alone or with others (including Company employees and/or consultants), during the Term of this Agreement, that (a) relate in any manner to Company’s business or Company’s research and development activities, (b) are suggested by or result from the Services provided by Consultant to the Company, or (c) result from Consultant’s use of time, materials, intellectual property or facilities of Company (collectively, “Inventions”). All Inventions are, and shall be, the sole and exclusive property of Company throughout the world; and Consultant hereby assigns all of Consultant’s right, title and interest in and to all Inventions. Consultant agrees that s/he will, at the request and expense of Company, execute, acknowledge and deliver any and all (i) assignments and other documents and instruments of conveyance, (ii) patent applications and all related documentation, and (iii) all other documents, instruments and writings, and to take any and all further actions, as may be considered necessary or desirable by Company to vest title to the Inventions in Company or its designee.

Consultant's obligations under this Section 6 shall survive expiration or termination of the Agreement and any amendments hereto.  Furthermore, Consultant hereby irrevocably waives all rights in and to all Work Product and/or Inventions created or developed hereunder.  Consultant further agrees that if the Company is unable, after reasonable effort, to secure the signature of Consultant on any documents described above, any executive officer of the Company shall be entitled to execute any such documents as the agent and the attorney-in-fact of Consultant, and Consultant hereby irrevocably designates and appoints each executive officer of the Company its agent and attorney-in-fact to execute any such documents on its behalf, and to take any and all actions as the Company may

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deem necessary or desirable in order to protect its rights and interests in any Work Product or Invention, under the conditions described in this sentence.

For avoidance of doubt, Company’s undertakings to prefect its rights with respect to Work Product and/or Inventions shall be done at the Company’s sole cost and expense; provided, however, that Consultant shall not be entitled to any further compensation or consideration in connection with its cooperation under this Section 6.

7.	Nondisclosure of Confidential and Proprietary Information. Through his/her performance of the Services, Consultant may have access to certain confidential and proprietary information concerning Company’s organization, employees, and otherwise, including but not limited to, information concerning Company’s organization, trade secrets, knowledge, data, research and development, trial results, or other information of Company relating to products, process, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies or other subject matter pertaining to any business of Company or any clients, customers, consultants, licensees or affiliates (collectively, the “Confidential Information”). For the avoidance of doubt, Confidential Information shall also include all Work Product and Inventions, ideas and discoveries which shall become Company’s property pursuant to Section 6, above. The use of Confidential Information for the benefit of any person or entity other than Company and the disclosure of such information to any person outside of Company would cause severe competitive and financial damage to Company. Unless expressly authorized by Company, both during and after the Term of this Agreement, Consultant shall not use Confidential Information for his or her own benefit or for the benefit of anyone other than Company, or disclose such information to anyone outside of Company, except in the proper course of Company’s business. Consultant shall use all reasonable efforts to keep this information confidential. Upon the termination of this Agreement, or at any time upon the request of Company, Consultant shall return to Company all printed, audio-visual and electronic documents, data and other materials, including all originals, copies and extracts thereof, containing or referencing any Confidential Information or otherwise relating to Company’s organization or operations, and all other property of Company then in his/her possession. Consultant understands that s/he will be liable for any loss or damage to the Company that may result from or be attributable to any disclosure of such Confidential Information in violation of the provisions of this Section 7.

All written information, drawings, documents and other materials prepared by Consultant in the performance of the Services hereunder shall be Company’s sole and exclusive property, and will be delivered to Company upon expiration or termination of this Agreement, together with all Confidential Information, if any and regardless of form, that may have been furnished to Consultant hereunder.

Consultant's obligations under this Section 7 shall survive expiration or termination of the Agreement and any amendments thereto.

8.	Injunctive and Other Relief. Consultant acknowledges that it would be difficult to measure, or to compensate Company adequately for damages caused by a violation of Sections 6 and 7. Accordingly, Consultant specifically (and knowingly and willingly) agrees that Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of Sections 6 and 7 in the event of any violation, or threatened or contemplated violation, or any part thereof, without diminishing the right of Company to claim and recover damages in addition to such injunctive relief.

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This Section 8 shall survive expiration or termination of the Agreement and any amendments thereto.

9.	No Conflict; Prior Contracts. Consultant represents and warrants that he/she has no business, professional, personal, or other interest, including but not limited to the representation of other clients, which would conflict in any manner or degree with the performance of his/her obligations under this Agreement. If any such actual or potential conflict of interest arises during the Term of this Agreement, Consultant shall immediately inform Company in writing of such conflict. If, in the reasonable judgment of Company, such conflict poses a material conflict to and with the performance of Consultant’s obligations under this Agreement, then Company may terminate the Agreement immediately upon written notice to Consultant; such termination of the Agreement shall be effective upon the receipt of such notice by Consultant. Consultant further agrees not to disclose to the Company, or bring onto the Company’s premises, or induce the Company to use any confidential information that belongs to anyone other than the Company.

Nothing herein shall preclude Consultant from engaging in other business activities, so long as such other activities do not violate or are not inconsistent with the terms and conditions of this Agreement, or do not otherwise pose a conflict of interest with Consultant’s obligations under this Agreement.

10.	Term and Termination.
10.1	This Agreement shall commence as of the Effective Date and continue for a period of twelve (12) months, unless mutually extended by the Parties (the “Term”).
10.2	After the initial twelve (12) months of the Term, the Company may terminate this Agreement for convenience upon thirty (30) days prior written notice to the Consultant.
10.3

Consultant may terminate this Agreement for its convenience upon thirty (30) days prior written notice; provided, however, Consultant shall perform any Services that have been committed to be performed by Consultant prior to such notice.

10.4	Either Party may terminate this Agreement immediately if the other Party has breached a material term of this Agreement.
10.5

Upon expiration or any termination of this Agreement, the Consultant shall promptly deliver to the Company all Confidential Information and property belonging to the Company that is in his/her possession or control, and the Consultant shall retain no copies or reproductions of such Confidential Information.

11.	Independent Contractor Status. The Consultant and Company agree and acknowledge that Consultant is that of client and independent contractor and nothing herein shall be construed as creating a relationship of employer and employee, principal and agent, joint venture or partnership between Company and Consultant. Company and Consultant agree that Services will be provided on a non-exclusive basis, and Consultant may perform consulting services for others simultaneously during the Term of this Agreement, subject to the confidentiality obligations in Section 7, above. Consultant shall neither act nor make any representation that it is authorized to act as an employee, agent or officer of Company and

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shall have no authority to enter into any agreements or contracts on behalf of Company, or to bind Company in any way, and shall not represent, either explicitly or implicitly, that s/he possesses any such authority.

Consultant shall not be entitled to any of Company’s benefits, including without limitation: (a) income tax withholding; (b) 401(k) or other retirement benefits; (c) medical, health and/or welfare benefits; or (d) other than existing grant agreements as of the Effective Date between the Company and the Consultant, the stock purchase or stock option plans.  Company shall not be responsible to Consultant for the payment or withholding of any federal, state or local income, unemployment or other employment-related taxes in connection with the performance of the Services.  Consultant shall file all required forms and make all federal, state or local tax payments appropriate and necessary to the status of Consultant as an independent contractor and shall not claim any other status.  CONSULTANT SHALL NOT HOLD HIMSELF/HERSELF OUT OR OTHERWISE REPRESENT HIMSELF/HERSELF TO ANY PERSON OR ENTITY AS ANYTHING OTHER THAN AN INDEPENDENT CONTRACTOR OF THE COMPANY  Consultant agrees to indemnify and hold harmless Company from and against any and all claims, judgments, losses, damages (including special and consequential damages), costs and expenses, including actual attorneys' fees and costs, imposed upon or incurred by Company resulting or arising out of any failure of Consultant to pay any such taxes when due.

12.	Insurance. Consultant shall also be solely responsible for maintaining, at his/her own cost and expense, policies of medical, disability, life, and other liability insurance.
13.	United States Government Obligations. Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions which are made known to Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.
14.	Export Regulations. Consultant acknowledges his/her obligations to control access to technical data under the U.S. Export Laws and Regulations and agrees to adhere to such laws and regulations with regard to any technical data received under this Agreement.
15.	Insider Trading. Consultant recognizes that in the course of his/her duties hereunder, Consultant may receive from the Company or others information that may be considered "material, nonpublic information" concerning a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended. Consultant agrees NOT to: (a) purchase or sell, directly or indirectly, any securities of any company while in possession of relevant material, nonpublic information relating to such company received from the Company or others in connection herewith; (b) provide Company with information with respect to any public company that may be considered material, nonpublic information without the prior written consent of the Company; or (c) communicate any material, nonpublic information to any other person in which it is reasonably foreseeable that such person is likely to (i) purchase or sell securities of Company with respect to which such information relates, or (ii) otherwise directly or indirectly benefit from such information. Without limiting any of the confidentiality and insider trading obligations included in this Agreement, Consultant shall not discuss any information concerning Company obtained by Consultant in the course of performing the Services with any financial, securities or industry analyst or with the media without the prior written consent of Company.

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16.	Compliance with Laws and Company Rules. In the event that rendition of the Services requires Consultant to be located at facilities of the Company, Consultant shall comply with all applicable federal and state laws and regulatory requirements and all safety and health regulations and other rules and policies prescribed by the Company.
17.	Assignment. Consultant may not assign any of his/her obligations hereunder without the prior written consent of Company, which may be withheld in its sole discretion.
18.	Notices. All notification and communications hereunder shall be in writing. All notifications made to Company under this Agreement shall be made to the following address:

iBio, Inc.

8800 HSC Parkway

Bryan, Texas 77807

Attention: Chief Executive Officer

Attention: General Counsel

All notifications made to Consultant shall be made to Consultant at the address set forth below Consultant’s name on the signature page hereof.

19.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. Except as set forth in Section 8 above, any controversy or claim between the Company and Consultant arising out of or related to this Agreement or to Services rendered hereunder, or concerning fees and costs owed or paid to Consultant shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties further agree that the locale of such arbitration shall be State of Delaware and that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. In the event of litigation or arbitration concerning the Agreement, reasonable attorney fees and costs shall be awarded to the prevailing Party.

Consultant's obligations under this Section 19 shall survive expiration or termination of the Agreement and any amendments thereto.

20.	Amendments. No modification, amendment, supplement to or waiver of this Agreement or any signed Services Description shall be binding upon the parties hereto unless made in writing and duly signed by both parties.
21.	Severability. In the event any one or more of the provisions of this Agreement is held to be invalid or otherwise unforceable, the enforceability of the remaining provisions shall be unimpaired.
22.	Entire Agreement. This Agreement, together with all Services Descriptions, and the surviving obligations and rights of the Employment Agreement between the Company and the Consultant, dated, October 30, 2020, contains the entire agreement between the parties, and

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supersedes any and all prior and contemporaneous oral and written agreements and understandings.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

	iBio, Inc. (“company”)		Randy J. Maddux (“consultant”)
By:	/s/ Thomas Isett	By:	/s/ Randy J. Maddux
Name:	Thomas Isett	Name:	Randy J. Maddux
Title:	CEO
		Address	4738 Plum Road Monrovia, MD 21770

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EXHIBIT A

SCOPE OF WORK NO. 1

THIS SCOPE OF WORK NO. 1 is incorporated into and subject to the terms and conditions of that certain Consulting Agreement between iBio, Inc. and Randy Maddux, dated May 2, 2022 together with this Scope of Work, the “Agreement”.

I.Period of Performance:

May 2, 2022 – May 1, 2023

II.Consultant Responsibilities:

a.	Provide input and counsel to Company leadership in the Consultant’s areas of expertise, as requested to meet key goals and strategic objectives of the Company.
b.	Promptly escalate issues, risks, and opportunities to the Company.

III.Description of Services:

●	External advocate for FastPharming® platform.
●	Provide Business Development and external communications support as defined by CFBO.
●	Ad hoc advisor for Process Development and Manufacturing process improvement.

IV.Fees and Charges:

Subject to the terms of this Agreement, Company shall pay Consultant fees as follows:

000
Monthly Bill Rate	Hourly Travel Rate/Maximum Daily Travel Fee
$10,000/monthly	$__N/A___/hour $__500___/day

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